Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations Federal Signal Q3 2023 Earnings Call November 2, 2023

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Q3 Highlights * 3* Comparisons versus Q3 of 2022 • Record net sales of $446 M, up $100 M, or 29% • Organic growth of $80 M, or 23% • Operating income of $62.5 M, up $23.0 M, or 58% • Adjusted EBITDA of $78.5 M, up $25.0 M, or 47% • Adjusted EBITDA margin of 17.6%, compared to 15.4% • GAAP EPS of $0.71, up $0.19, or 37% • Record adjusted EPS of $0.71, up $0.18, or 34% • Orders of $450 M, up $68 M, or 18% • Backlog of $1.01 B, up $182 M, or 22%

4 Group and Corporate Results $ millions, except % Q3 2023 Q3 2022 % Change ESG Orders 374.8 321.4 17% Sales 373.0 284.8 31% Operating income 57.2 33.9 69% Operating margin 15.3% 11.9% Adjusted EBITDA 72.0 46.5 55% Adjusted EBITDA margin 19.3% 16.3% SSG Orders 75.4 60.7 24% Sales 73.4 61.6 19% Operating income 13.7 10.5 30% Operating margin 18.7% 17.0% Adjusted EBITDA 14.6 11.5 27% Adjusted EBITDA margin 19.9% 18.7% Corporate expenses 8.4 4.9 71% Consolidated Orders 450.2 382.1 18% Sales 446.4 346.4 29% Operating income 62.5 39.5 58% Operating margin 14.0% 11.4% Adjusted EBITDA 78.5 53.5 47% Adjusted EBITDA margin 17.6% 15.4%

Consolidated Statement of Operations 5 $ millions, except % and per share Q3 2023 Q3 2022 $ Change % Change Net sales 446.4$ 346.4$ 100.0$ 29% Gross profit 117.7 82.8 34.9 42% SEG&A expenses 50.6 39.8 10.8 27% Amortization expense 3.9 3.1 0.8 26% Acquisition and integration related expenses 0.7 0.4 0.3 75% Operating income 62.5 39.5 23.0 58% Interest expense 5.1 2.7 2.4 89% Other expense, net 0.3 0.1 0.2 200% Income tax expense 13.8 4.9 8.9 182% Net income 43.3 31.8 11.5 36% Diluted EPS 0.71$ 0.52$ 0.19$ 37% Diluted adjusted EPS 0.71$ 0.53$ 0.18$ 34% Gross Margin 26.4% 23.9% SEG&A expenses as a % of net sales 11.3% 11.5% Effective tax rate 24.2% 13.4%

6 Adjusted Earnings per Share ($ in millions) 2023 2022 2023 2022 Net income, as reported 43.3$ 31.8$ 111.0$ 85.8$ Add: Income tax expense 13.8 4.9 33.5 23.1 Income before income taxes 57.1 36.7 144.5 108.9 Add: Acquisition and integration-related expenses (benefits) 0.7 0.4 2.0 (1.0) Environmental remediation costs of a discontinued operation (1) - - 0.8 - Adjusted income before income taxes 57.8 37.1 147.3 107.9 Adjusted income tax expense (2) (14.0) (4.9) (34.2) (22.8) Adjusted net income 43.8$ 32.2$ 113.1$ 85.1$ Diluted EPS, as reported 0.71$ 0.52$ 1.81$ 1.40$ Adjusted diluted EPS 0.71$ 0.53$ 1.84$ 1.39$ Three Months Ended September 30, Nine Months Ended September 30, (2) Adjusted income tax expense for the three and nine months ended September 30, 2023 and 2022 w as recomputed after excluding the impact of acquisition and integration-related expenses (benefits) and environmental remediation costs of a discontinued operation, w here applicable. (1) Environmental remediation costs of a discontinued operation in the nine months ended September 30, 2023 relate to estimated environmental clean up costs at a facility associated w ith a business that w as discontinued in 2009. Such charges are included as a component of Other expense, net on the Condensed Consolidated Statements of Operations.

7 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 9/30/2023, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total debt of $365.9 M, less total cash and cash equivalents of $41.0 M • Cash and cash equivalents of $41 M • Net debt of ~$325 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • ~$425 M of availability under revolving credit facility • Net debt leverage remains low • Compliant with all covenants with significant headroom Strong capital structure • Generated ~$48 M of cash from operations in Q3 2023, up ~$38 M vs. Q3 2022 • YTD operating cash flow of ~$91 M, up 181% vs. prior year • Paid down ~$40 M of debt during Q3 • Anticipating cap ex of $27 M-$30 M in 2023, including investments in our plants to add capacity and gain efficiencies through automation • Completed Blasters, Inc. acquisition in January 2023 for initial sum of ~$13 M • Completed Trackless Vehicles acquisition in April 2023 for initial sum of ~$42 M • Paid $6.1 M for dividends, reflecting a dividend of $0.10 per share; recently declared similar dividend for Q4 2023 • During Q3, paid $4.3 M to repurchase ~72k shares (average price of $58.69); ~$55 M of authorization remaining under current share repurchase program (~2% of market cap) Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders

CEO Remarks – Q3 Performance 8 • Impressive execution by both groups contributed to another record-setting quarter • Environmental Solutions Group highlights:  YoY net sales growth of 31%  300-basis point improvement in adjusted EBITDA margin  Production output continues to improve with combined Q3 production at our two largest facilities up 19% YoY • Safety and Security Systems Group highlights:  YoY net sales growth of 19%  120-basis point improvement in adjusted EBITDA margin • Generated significant cash from operations in the quarter with cash conversion of ~110%* * Computed as net cash provided by operating activities/net income

CEO Remarks – Market Conditions

- Demand for our products and aftermarket offerings remains exceptionally high, as evidenced by Q3 orders of $450 M, up 18% YoY
- Backlog remains unchanged from Q2 2023 at ~$1.01 B (up 22% YoY)
- Order strength broad based across public funded & industrial end-markets
- Public funding for infrastructure investments continues to fuel strong demand
  - *American Rescue Plan Act*
  - *Infrastructure Investment and Jobs Act*
  - *Inflation Reduction Act*
- Strategic growth strategy is working
  - Safe Digging order strength (+33% YoY)
  - Aftermarket revenue +19% YoY
  - Active M&A pipeline
  - On track to realize $3M+ in synergies between Ground Force & TowHaul in FY23
- New product development focus remains
  - Booked several EV sweeper orders in Q3



Net Sales & Orders
Net Sales
Orders
(US$ in millions)
$708
$674
$1,018
$899
$1,173
$1,090
$1,269
$1,221
$1,131
$1,047
$1,539
$1,213
$1,692
$1,435
$1,849
$1,666
2016
2017
2018
2019
2020
2021
2022
LTM

FEDERAL SIGNAL

9

(U S$ in m ill io ns ) Adjusted EBITDA1 Adjusted EBITDA Margin1 • Initially launched EBITDA margin targets for groups and Company overall in 2017 consistent with multi-year growth strategy • Margin targets intended to be annual, through-the-cycle targets • Since 2017, we have consistently operated within, or above, 12-16% consolidated target range, including during the pandemic • Historical EBITDA margin performance places FSS in top tier of specialty vehicle peers 1) Non-GAAP Measures. See Appendix for additional information, including reconciliation to GAAP measures. CEO Remarks – Historical Margin Performance 10

• As we look ahead and consistent with the execution of our key strategic objectives of (i) operational excellence, (ii) organic growth initiatives, and (iii) value-added M&A, we are today raising our EBITDA margin targets for ESG and the Company overall • Introducing new Consolidated EBITDA Margin Target: 14 – 20% (increased from 12-16%) • Introducing new ESG EBITDA Margin Target: 17 – 22% (increased from 15-18%) • SSG EBITDA Margin Target: 17 – 21% (previously increased from 15-18% in Q1 2023) • Margin targets intended to be annual, through-the-cycle targets CEO Remarks – Increasing Margin Targets • Codification of Federal Signal operating system • 80/20 philosophies • Lean initiatives Operational Excellence Organic Growth Initiatives Value‐Added M&A • Benefits from recent facility/capacity investments • Aftermarket growth • Safe Digging growth • New Product Development • Accretive M&A; focused on niche market- leading companies • Generate synergies by leveraging existing distribution & manufacturing capabilities 11

Raising 2023 Outlook Raising Full-Year Adjusted EPS* Outlook to a new range of $2.44 to $2.52, from the previous range of $2.30 to $2.46 Would represent highest EPS in Company’s history and YoY growth of 24%-29%, despite aggregate headwind of ~$0.20 from higher interest expense and increase in effective tax rate 12  Also raising low end of full-year net sales outlook by $30 M, establishing new range of $1.68 B to $1.72 B  Represents YoY growth of 17% - 20% vs. $1.43 B in 2022  Double-digit improvement in pre-tax earnings  Depreciation and amortization expense of ~$60 M - $62 M  Capital expenditures of $27 M to $30 M  Interest expense of ~$20-21 M; YoY EPS headwind of ~$0.13 Key Assumptions  Effective tax rate of ~24%, excluding additional discrete items; YoY EPS headwind of ~$0.07  ~61-62 M weighted average shares outstanding  No significant deterioration in current supply chain environment; assumes continued supply chain improvement in Q4 2023, with steady flow of customer-provided chassis  No significant increase in current input costs *Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the nine months ended September 30, 2023, we made adjustments to exclude the impact of acquisition and integration-related expenses (benefits) and environmental remediation costs of a discontinued operation. In prior years, we have also made adjustments to exclude the impact of debt settlement charges and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2023, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q3 2023 Earnings Call 13 Q&A November 2, 2023 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 14

Federal Signal Q3 2023 Earnings Call 15 Appendix

Consolidated Adjusted EBITDA (Q3 2023 vs. Q3 2022) 16 $ millions, except % Q3 2023 Q3 2022 Net income 43.3$ 31.8$ Add: Interest expense 5.1 2.7 Acquisition and integration-related expenses 0.7 0.4 Other expense, net 0.3 0.1 Income tax expense 13.8 4.9 Depreciation and amortization 15.3 13.6 Consolidated adjusted EBITDA 78.5$ 53.5$ Net Sales 446.4$ 346.4$ Consolidated adjusted EBITDA margin 17.6% 15.4%

Segment Adjusted EBITDA (Q3 2023 vs. Q3 2022) 17 ESG $ millions, except % Q3 2023 Q3 2022 Operating Income 57.2$ 33.9$ Add: Acquisition and integration-related expenses 0.5 0.1 Depreciation and amortization 14.3 12.5 Adjusted EBITDA 72.0$ 46.5$ Net Sales 373.0$ 284.8$ Adjusted EBITDA margin 19.3% 16.3% SSG $ millions, except % Q3 2023 Q3 2022 Operating Income 13.7$ 10.5$ Add: Depreciation and amortization 0.9 1.0 Adjusted EBITDA 14.6$ 11.5$ Net Sales 73.4$ 61.6$ Adjusted EBITDA margin 19.9% 18.7%

Consolidated Adjusted EBITDA (2016-2023 LTM)

($ in millions)	2016	2017	2018	2019	2020	2021	2022	LTM Q3 2023
Net income	39.4	$ 60.5	$ 93.7	$ 108.4	$ 96.1	$ 100.6	$ 120.4	$ 145.6
Add (less):								
Interest expense	1.9	7.3	9.3	7.9	5.7	4.5	10.3	19.8
Pension settlement charges	-	6.1	-	-	-	10.3	-	-
Hearing loss settlement charges	-	1.5	0.4	-	-	-	-	-
Acquisition and integration-related expenses (benefits)	1.4	2.7	1.5	2.5	2.1	(2.1)	(0.5)	2.5
Coronavirus-related expenses	-	-	-	-	2.3	1.2	-	-
Restructuring	1.7	0.6	-	-	1.3	-	-	-
Executive severance costs	-	0.7	-	-	-	-	-	-
Debt settlement charges		-	-	-	-	-	0.1	0.1
Purchase accounting effects (a)	3.6	4.4	0.7	0.2	0.3	0.3	-	-
Other (income) expense, net	1.8	(0.8)	0.6	0.6	1.1	(1.7)	(0.5)	1.6
Income tax expense	17.4	0.5	17.9	30.2	28.5	17.0	30.5	40.9
Depreciation and amortization	19.1	30.0	36.4	41.5	44.8	50.4	54.7	59.1
Deferred gain recognition (b)	(1.9)	(2.0)	(1.9)	-	-	-	-	-
Adjusted EBITDA	**$ 84.7**	**$ 111.5**	**$ 158.6**	**$ 191.3**	**$ 182.2**	**$ 180.5**	**$ 215.0**	**$ 269.6**
Net Sales	**$ 707.9**	**$ 898.5**	**$ 1,089.5**	**$ 1,221.3**	**$ 1,130.8**	**$ 1,213.2**	**$ 1,434.8**	**$ 1,665.8**
Adjusted EBITDA Margin	**12.0%**	**12.4%**	**14.6%**	**15.7%**	**16.1%**	**14.9%**	**15.0%**	**16.2%**

(a) Excludes purchase accounting effects reflected in depreciation and amortization of $0.3 M, $0.4 M, $0.5 M, $0.6 M, $0.4 M and $0.4 M for 2016, 2017, 2018, 2019, 2020 and 2021, respectively.

(b) Adjustment to exclude recognition of deferred gain associated with historical sale lease-back transactions. Effective 2019, the Company no longer recognizes the gain due to the adoption of new lease accounting standard.

FEDERAL SIGNAL

18

Non‐GAAP Measures • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2023 and 2022 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and nine months ended September 30, 2023 and 2022, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses (benefits), and environmental remediation costs of a discontinued operation, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, pension settlement charges, hearing loss settlement charges, acquisition and integration-related expenses (benefits), coronavirus- related expenses, restructuring activity, executive severance costs, debt settlement charges, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, pension settlement charges, hearing loss settlement charges, acquisition and integration-related expenses (benefits), coronavirus- related expenses, restructuring activity, executive severance costs, debt settlement charges, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses (benefits), and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses (benefits), and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. 19